UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2006

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 5, 2006, TranSwitch entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among TranSwitch, TranSwitch (Israel) Ltd., a wholly-owned subsidiary of TranSwitch, and Data-JCE, Ltd. (“DJCE”), whereby TranSwitch (Israel) will buy substantially all the assets of DJCE’s ASIC Design Center. DJCE is a publicly held Israeli electronics components distribution company, and its ASIC Design Center develops and sells customer-specific semiconductor products.

TranSwitch is expected to acquire the Israeli-based business through the payment of $1 million in cash and the issuance of approximately $5.7 million worth of TranSwitch Common Stock. TranSwitch will also pay an earnout subject to operating milestones for this division. In order for any earnout payment to be due, the acquired division must reach certain minimum revenue and operating profit targets. The earnout, which can be paid by TranSwitch either in stock or cash or a combination thereof, also has a maximum cap of approximately $14.5 million. Any earnout payments will be completed in the first half of 2008. The transaction is expected to be completed on or about January 10, 2007, subject to customary closing conditions and approval by DJCE stockholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

December 7, 2006	By:	/s/ Santanu Das
	Name:	Santanu Das
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 5, 2006.